Registration Statement No. 33-________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                            SUNTRUST BANKS, INC.
           (Exact name of registrant as specified in its charter)

              Georgia                        58-1575035
   (State or other jurisdiction of         (I.R.S. Employer
    incorporation or organization)        Identification No.)

                             25 Park Place, N.E.
                           Atlanta, Georgia  30303
                  (Address of Principal Executive Offices)

                            SunTrust Banks, Inc.
                          1995 Executive Stock Plan
                          (Full Title of the Plan)

                              Raymond D. Fortin
                            Senior Vice President
                            SunTrust Banks, Inc.
                             25 Park Place, N.E.
                           Atlanta, Georgia  30303
                   (Name and address of Agent for Service)


                       CALCULATION OF REGISTRATION FEE

                                      Proposed      Proposed
                                       Maximum       Maximum
                          Amount      Offering      Aggregate    Amount of
Title of Securities to    to be         Price       Offering    Registration
     be Registered      Registered   Per Share(1)   Price(1)        Fee
- ---------------------- ------------ ------------- ------------- ------------
Common Stock, $1.00
par value per share...   5,000,000    $53.8125     $269,062,500   $92,780.17
- ---------------------- ------------ ------------- ------------- ------------

(1) Determined pursuant to Rule 457(c) and (h)(l) based on the average of the high and low prices of the registrant's common stock on April 19, 1995, as reported on the New York Stock Exchange.

                                   PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

  The following documents filed by SunTrust Banks, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994, filed on February 22, 1995 pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in
          (a) above.

          (c) The description of the Company's Common Stock, par value $1.00 per share, contained on pages 2 to 9 in Amendment No. 1, dated August 4, 1987, to its Registration of Common Stock on Form 8-B, dated June 10, 1985, filed under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

  All documents subsequently filed by the Company pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.

  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

  The legality of the securities offered hereby has been passed upon by Raymond D. Fortin, Esq., Senior Vice President of SunTrust, who owns 1,900 shares of Common Stock directly, and approximately 5,900 shares of Common Stock under various Company plans.

Item 6.  Indemnification of Officers and Directors.

  Part 5 of Article 8 of the Georgia Business Corporation Code states:

14-2-850.  Part Definitions.

As used in this part, the term:

(1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

(2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Director includes, unless the context requires otherwise, the estate or personal representative of a director.

(3)  "Expenses" include attorney's fees.

(4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(5) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(6) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

14-2-851.  Authority to indemnify.

     (a) Except as provided in subsections (d) and (e) of this Code section, a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a) of this Code section.

     (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct set forth in subsection (a) of this Code section.

     (d) A corporation may not indemnify a director under this Code section:

          (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

          (2) In connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     (e) Indemnification permitted under this Code section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

14-2-852.  Mandatory indemnification.

     Unless limited by its articles of incorporation, to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

14-2-853.  Advance for expenses.

     (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

         (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851; and

         (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this part.

     (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

14-2-854.  Court-ordered indemnification and advances for expenses.

     Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advances for expenses if it determines:

     (1)  The director is entitled to mandatory indemnification under Code
     Section 14-2-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification;

     (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in subsection (a) of Code Section 14-2-851 or was adjudged liable as described in subsection (d) of Code Section 14-2-851, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a by-law, contract, or resolution approved or ratified by the shareholders pursuant to Code Section 14-2-856 provides otherwise; or

     (3) In the case of advances for expenses, the director is entitled, pursuant to the articles of incorporation, bylaws, or any applicable resolution or agreement, to payment or reimbursement of his reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

14-2-855.  Determination and authorization of indemnification.

     (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851.

     (b)  The determination shall be made:

          (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

          (2) If a quorum cannot be obtained under paragraph (1) of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

          (3)  By special legal counsel:

               (A) Selected by the board of directors or its committee in the manner prescribed in paragraph (1) or (2) of this subsection; or

               (B) If a quorum of the board of directors cannot be obtained under paragraph (1) of this subsection and a committee cannot be designated under paragraph (2) of this subsection, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

          (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (3) of subsection (b) of this Code section to select counsel.

14-2-856.  Shareholder approved indemnification.

     (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part.

     (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

           (1) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

           (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

           (3)  For the types of liability set forth in Code Section
           14-2-832; or

           (4) For any transaction from which he received an improper personal benefit.

     (c)   Where approved or authorized in the manner described in subsection
     (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

           (1) the director furnishes the corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

           (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Code section.

14-2-857.  Indemnification of officers, employees, and agents.

     Unless a corporation's articles of incorporation provide otherwise:

     (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852 and is entitled to apply for court ordered indemnification under Code Section 14-2-854, in each case to the same extent as a director; and

     (2) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858.  Insurance.

     A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Code Section 14-2-851 or Code
Section 14-2-852.

14-2-859.  Application of Part.

     (a) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with this part. If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

     (b) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

Articles of Incorporation Authority

     Article 14 of SunTrust's Articles of Incorporation provides:

     In addition to any powers provided by law, in the Bylaws, or otherwise, the Corporation shall have the power to indemnify any person who becomes a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Bylaw Authority

     Article VII of SunTrust's Bylaws provides:

     Section 1. Indemnified Parties; Reliance. Every person (and the heirs and personal representatives of such person) who is or was a director, officer or employee of the Corporation, or of any other entity in which he served as such at the request of the Corporation, may be indemnified by the Corporation in accordance with the provisions of this Article VII against any and all liability and reasonable expense (including, without limitation, counsel fees and disbursements, and amounts of judgments, fines or penalties against, or amounts paid in settlement by, a director, officer or employee) that may be incurred by him in connection with or resulting from any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal relating thereto, in which he may become involved, as a party or otherwise, or with which he may be threatened, by reason of his being or having been a director, officer or employee of the Corporation or such other entity or by reason of any action taken or omitted by him in his capacity as such director, officer or employee, whether or not he continues to be such at the time such liability or expense shall have been incurred. Each person who shall act as a director, officer or employee of the Corporation or of any other entity referred to in this Section shall be deemed to be doing so in reliance upon the right of indemnification provided for in this Article VII.

     Section 2. Indemnification As of Right. Every person (and the heirs and personal representatives of such person) referred to in Section 1 of this
Article VII who has been wholly successful on the merits with respect to any claim, action, suit or proceeding of the character described in Section 1, shall be entitled to indemnification as of right.

     Section 3.  Indemnification Based on Review.  Except as provided in
Section 2 of this Article VII, any indemnification under this Article VII shall be made:

        (A) In the case of a claim, action, suit or proceeding other than by or in the right of the Corporation to procure a judgment in its favor, only if the Board of Directors or the Executive Committee of such Board, acting by a quorum consisting of directors who are not parties to such claim, action, suit or proceeding, shall find, or independent legal counsel (who may be the regular counsel of the Corporation) shall render an opinion, or the shareholders by the affirmative vote of a majority of the shares entitled to vote thereon shall determine, that the director, officer or employee acted in good faith in what he reasonably believed to be the best interests of the Corporation or such other entity, as the case may be, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful; and

        (B) In the case of a claim, action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor, only if the Board of Directors or the Executive Committee of such Board, acting by a quorum consisting of directors who are not parties to such claim, action, suit or proceeding, shall find, or independent legal counsel (who may be the regular legal counsel of the Corporation) shall render an opinion, or the shareholders by the affirmative vote of the majority of the shares entitled to vote thereon shall determine, that the director, officer or employee acted in good faith in what he reasonably believed to be the best interests of the Corporation or such other entity, as the case may be; provided, however, that no indemnification under this Subsection (B) shall be made with regard to (1) any claim, issue or matter as to which such director, officer or employee shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer or employee is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper, or (2) amounts paid, or expenses incurred, in connection with the settlement of any such claim, action, suit or proceeding, without the approval of a court of competent jurisdiction.

For the purpose of Subsection (A) only, the termination of any claim, action, suit or proceeding, civil, criminal, administrative, or investigative, by judgment, settlement (either with or without court approval) or conviction, upon a plea of guilty or of nolo contendere or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct set forth in such Subsection.

     Section 4. Advances. Expenses incurred with respect to any claim, action, suit or proceeding of the character described in this Article VII may be advanced by the Corporation prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount unless it shall be ultimately determined that he is entitled to indemnification under this Article VII.

     Section 5. Indemnification Not Exclusive. The rights of indemnification provided in this Article VII shall be in addition to any rights to which any such director, officer, employee or other person may otherwise be entitled by contract or as a matter of law.

     SunTrust has purchased a policy of directors and officers liability (including Company reimbursement coverage) insurance that provides certain coverage for SunTrust and its subsidiaries and their respective directors and officers with respect to, among other things, liability under federal and state securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the even that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 7.  Exemption from Registration Claimed.

  Not applicable.

Item 8.  Exhibits.

Number              Description

  4.1 SunTrust Banks, Inc. 1995 Executive Stock Plan, incorporated by reference to Exhibit 10.7 to the Company's Annual Report on 10-K for the year ended December 31, 1994.

  4.2         Articles 5, 6, 7, 8, 11 and 13 of the Amended and
              Restated Articles of Incorporation of the Company, effective as of November 14, 1989, incorporated by reference to Exhibit 3.1 to the Company's Annual Report on 10-K for the year ended December 31, 1989.

  4.3         Articles  I, IV, VII, VIII, XI and XII of the
              Amended and Restated Bylaws of the Company, effective as of February 21, 1991, incorporated by reference to Exhibit 3.2 to the Company's Annual Report on 10-K for the year ended December 31, 1990.

  5.1 Opinion of Raymond D. Fortin, Esq., as to the legality of the Common Stock being registered.

  23.1 Consent of Raymond D. Fortin, Esq., which is contained in his opinion filed as Exhibit 5.1.

  23.2        Consent of Arthur Andersen LLP.

Item 9.  Undertakings.

  (a)  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

  Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, SunTrust Banks, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 18th day of April, 1995.

                               SUNTRUST BANKS, INC.

                               By:/s/  James B. Williams
                                  James B. Williams
                                  Chairman of the Board
                                  and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints John W. Spiegel and Raymond D. Fortin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable SunTrust Banks, Inc. to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-8 under the Securities Act of 1933, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 18th day of April, 1995.

Signature                        Title

/s/ James B. Williams         Chairman of the Board
James B. Williams             and Chief Executive Officer

/s/ L. Phillip Humann         President and Director
L. Phillip Humann

/s/ John W. Spiegel           Executive Vice President
John W. Spiegel               and Chief Financial Officer

/s/ William P. O'Halloran     Senior Vice President
William P. O'Halloran         and Chief Accounting Officer

/s/ J. Hyatt Brown            Director
J. Hyatt Brown

/s/ James D. Camp, Jr.        Director
James D. Camp, Jr.

/s/ R. Randall Rollins        Director
R. Randall Rollins

/s/ Roberto C. Goizueta       Director
Roberto C. Goizueta

/s/ T. Marshall Hahn, Jr.     Director
T. Marshall Hahn, Jr.

/s/ David H. Hughes           Director
David H. Hughes

/s/ Joseph L. Lanier, Jr.     Director
Joseph L. Lanier, Jr.

/s/ H. G. Pattillo            Director
H. G. Pattillo

/s/ Scott L. Probasco, Jr.    Director
Scott L. Probasco, Jr.

/s/ Robert W. Scherer         Director
Robert W. Scherer

/s/ J. Walter Tucker, Jr.     Director
J. Walter Tucker, Jr.

/s/ James H. Williams         Director
James H. Williams